Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

INTERCEPT PHARMACEUTICALS, INC.

(Name of Subject Company (Issuer))

INTERSTELLAR ACQUISITION INC.

a wholly owned subsidiary of

ALFASIGMA S.P.A.

(Name of Filing Persons (Offerors))

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$972,215,432 (1)	$0.0001476	$143,499 (2)

Fees Previously Paid

Total Transaction Valuation	$972,215,432 (1)

Total Fees Due for Filing			$143,499 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$143,499

(1)	Estimated solely for purposes of calculating the amount of the filing fee. Calculated by adding (a) 41,814,336 outstanding shares of Intercept Pharmaceuticals, Inc. (the “Company”) common stock, par value $.001 per share (collectively “Shares”), multiplied by $19.00, the offer price per Share (the “Offer Price”), plus (b) 1,344,737 Shares issuable upon the exercise of outstanding options with an exercise price less than the Offer Price, multiplied by $3.19, which is the Offer Price minus the weighted average exercise price for such options of $15.81 per Share, plus (c) 703,350 Shares subject to restricted stock units subject to performance vesting conditions granted pursuant to Company equity plans (“Company PSUs”) multiplied by the Offer Price, plus (d) 2,009,945 Shares subject to restricted stock units granted pursuant to Company equity plans, other than Company PSUs (“Company RSUs”), multiplied by the Offer Price and plus (e) 6,415,828 Shares subject to issuance pursuant to outstanding convertible notes, to the extent converted in accordance with their terms, multiplied by the Offer Price. The foregoing share figures have been provided by the issuer to the offerors and are as of September 25, 2023, the most recent practicable date.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.